Exhibit 5.1

[Lowenstein Sandler LLP letterhead]

June 2, 2014

NeoStem, Inc.
420 Lexington Avenue, Suite 350
New York, New York 10170

Re: Shelf Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for NeoStem, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (File No. 333-183543) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and the prospectus, dated October 3, 2012 (the “Prospectus”) and the prospectus supplement, dated June 2, 2014 (the “Prospectus Supplement”), to be filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Securities Act, relating to the issuance and sale by the Company of (1) up to $30,000,000 of shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) and (2) an additional 150,000 shares of Common Stock (the shares of Common Stock in clauses (1) and (2) being collectively referred to as the “Shares”).

We understand that the Shares are to be issued and sold to Aspire Capital Fund, LLC (“Aspire”), as described in the Registration Statement, Prospectus and the Prospectus Supplement, pursuant to a Common Stock Purchase Agreement, dated as of March 10, 2014, between the Company and Aspire (the “Purchase Agreement”), which Purchase Agreement has been filed with the Commission as Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

In connection with this opinion, we have examined the Registration Statement, the Prospectus and the Prospectus Supplement. We also have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. We have assumed: (A) the genuineness and authenticity of all documents submitted to us as originals and (B) the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon certificates of officers of the Company and have not sought independently to verify such matters.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the issuance and sale of the Shares has been duly authorized and, when issued and sold in the manner described in the Registration Statement, the Prospectus and the Prospectus Supplement and in accordance with the Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

Our opinion is limited to the federal laws of the United States and to the General Corporation Law of the State of Delaware. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm therein and in the Prospectus and the Prospectus Supplement under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ LOWENSTEIN SANDLER LLP